Exhibit 10.1

SECOND Amendment

to

AMENDED AND RESTATED Loan and security agreement

This Second Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of January 25, 2017, by and between Silicon Valley Bank (“Bank”) and Tracon Pharmaceuticals, Inc., a Delaware corporation (“Borrower”), whose address is 8910 University Center Lane, Suite 700, San Diego, CA 92122.

Recitals

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of May 13, 2015 (as the same has been and may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) make available to Borrower an additional term loan facility, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (Supplemental Growth Capital Loan).  The following new Section 2.1.2 is hereby added to Section 2.1:

2.1.2 Supplemental Growth Capital Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank agrees to make one (1) advance to Borrower (the “Supplemental Growth Capital Advance”) on or about the Second Amendment Date, in an aggregate amount equal to the Supplemental Growth Capital Loan Commitment, which amounts shall be used by

Borrower to repay in full all amounts outstanding under the Growth Capital Advances as of the Funding Date of the Supplemental Growth Capital Advance, including, without limitation, the Final Payment, provided that no Prepayment Fee shall be due and payable in connection with such repayment. After repayment, the Supplemental Growth Capital Advance may not be reborrowed.

(b) Repayment of Supplemental Growth Capital Advance.

(i) Interest-Only Payments.  For the Supplemental Growth Capital Advance, Borrower shall make monthly payments of interest-only commencing on the first (1st) Business Day of the first (1st) month following the month in which the Funding Date occurs with respect to such Supplemental Growth Capital Advance and continuing thereafter during the Supplemental Interest-Only Period, on the first (1st) Business Day of each successive month.

(ii) Principal and Interest Payments.  For the amount of the Supplemental Growth Capital Advance outstanding as of the last day of the Supplemental Interest-Only Period, Borrower shall make thirty (30) consecutive equal monthly payments of principal plus accrued but unpaid interest commencing on the first (1st) Business Day of the first (1st) month after the Supplemental Interest-Only Period (the “Supplemental Conversion Date”), in amounts that would fully amortize the applicable Supplemental Growth Capital Advance, as of the Supplemental Conversion Date, over the Supplemental Repayment Period.  The Supplemental Final Payment and all unpaid principal and accrued and unpaid interest on each Supplemental Growth Capital Advance are due and payable in full on the Supplemental Growth Capital Maturity Date.

(c) Voluntary Prepayment.  Borrower shall have the option to prepay the Supplemental Growth Capital Advance in full, provided Borrower (i) shall provide written notice to Bank of its election to prepay the Supplemental Growth Capital Advance at least ten (10) days prior to such prepayment and (ii) pays, on the date of such prepayment, (A) all outstanding principal and accrued but unpaid interest, plus (B) the Supplemental Final Payment, plus (C) the Supplemental Prepayment Fee, plus (D) all other sums, including Bank Expenses, if any, that shall have become due and payable.

(d) Mandatory Prepayment Upon an Acceleration.  If the Supplemental Growth Capital Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal and accrued but unpaid interest, plus (ii) the Supplemental Final Payment, plus (iii) the Supplemental Prepayment Fee, plus (iv) all other sums, including Bank Expenses, if any, that shall have become due and payable.

2.2 Section 2.3 (Payment of Interest on the Credit Extensions).  Section 2.2(a) is amended in its entirety and replaced with the following:

(a) Interest Rate.

(i) Growth Capital Advances.  Subject to Section 2.2(b), the principal amount outstanding for each Growth Capital Advance shall accrue interest at a fixed per annum rate equal to six and one half percent (6.50%), which shall be payable monthly.

(ii) Supplemental Growth Capital Advances.  Subject to Section 2.2(b), the principal amount outstanding for each Supplemental Growth Capital Advance shall accrue interest at a fixed per annum rate equal to eight and fifty-five hundredths of one percent (8.55%), which shall be payable monthly.

2.3 Section 8.1 (Payment Default).  The parenthetical in Section 8.1(b) is hereby amended to add “or the Supplemental Growth Capital Maturity Date” immediately after the reference to “the Growth Capital Maturity Date” therein.

2.4 Section 12.1 (Termination Prior to Maturity Date; Survival).  Section 12.1 is hereby amended to add “and/or the Supplemental Growth Capital Maturity Date” immediately after the reference to “the Growth Capital Maturity Date” therein, and to add “and/or Section 2.1.2” immediately after the reference to “Section 2.1.1” therein.

2.5 Section 13 (Definitions).  Clause (g) of the definition of “Permitted Investments” in Section 13.1 is amended in its entirety and replaced with the following:

(g) (i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year; and (ii) so long as no Event of Default exists or would result from any such Investment, Investments by Borrower in Borrower’s UK Subsidiary for operating expenses, plus a fifteen percent (15%) transfer pricing mark-up;

2.6 Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Credit Extension” is any Growth Capital Advance, Supplemental Growth Capital Advance, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Warrant” is, collectively, (a) that certain Warrant to Purchase Stock dated as of November 14, 2013, executed by Borrower in favor of Bank, (b) that certain Warrant to Purchase Stock dated as of June 4, 2014, executed by Borrower in favor of Bank, (c) that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Bank, and (d) that certain Warrant to Purchase Stock dated as of the Second Amendment Date executed by Borrower in favor of Bank.

2.7 Section 13 (Definitions).  The following terms and their respective definitions are hereby added to Section 13.1 in their appropriate alphabetical order:

“Second Amendment Date” is January 25, 2017.

“Supplemental Conversion Date” is defined in Section 2.1.2(b)(ii).

“Supplemental Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due in accordance with Section 2.1.2 above, equal to the Supplemental Growth Capital Loan Commitment multiplied by the Supplemental Final Payment Percentage.

“Supplemental Final Payment Percentage” is four percent (4.00%).

“Supplemental Growth Capital Advance” is defined in Section 2.1.2(a).

“Supplemental Growth Capital Loan Commitment” is Eight Million Dollars ($8,000,000).

“Supplemental Growth Capital Maturity Date” is the first (1st) calendar day of the month that is twenty-nine (29) months from the Supplemental Conversion Date, but, in any event, no later than December 1, 2020.

“Supplemental Interest-Only Period” means, for the Supplemental Growth Capital Advance, the period commencing on the first (1st) Business Day following the Funding Date of the Supplemental Growth Capital Advance and continuing through December 31, 2017, provided that, if Borrower delivers to Bank by no later than December 31, 2017, evidence that Borrower has (a) raised net proceeds of at least Thirty Million Dollars ($30,000,000) pursuant to a bona fide equity financing on terms and with investors satisfactory to Bank, and (b) starts a Phase 1 trial for TRC-253, the Interest-Only Period shall be extended to June 30, 2018.

“Supplemental Repayment Period” is a period of time commencing on the Supplemental Conversion Date and ending on the Supplemental Growth Capital Maturity Date.

“Supplemental Prepayment Fee” shall be, in connection with any prepayment of the Supplemental Growth Capital Advance, an amount equal to (i) three percent (3%) of the outstanding principal balance of all Supplemental Growth Capital Advances if such prepayment occurs one (1) year or less after the Second Amendment Date, (ii) two percent (2%) of the outstanding principal balance of all Supplemental Growth Capital Advances if such prepayment occurs more than one (1) year and less than two (2) years after the Second Amendment Date, and (iii) one percent (1%) of the outstanding principal balance of all Supplemental Growth Capital Advances if such prepayment occurs two (2) years or more after the Second Amendment Date; provided that no Supplemental Prepayment Fee shall be charged if the Supplemental Growth Capital Advance is replaced with a new facility from Bank.

“UK Subsidiary” means Tracon Pharma Limited, registered in England and Wales.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower most recently delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of the Warrant to be issued on the date hereof, and (c) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Tracon Pharmaceuticals, Inc.

By:	/s/ Igor DaCruz	By:	/s/ Patricia L Bitar
Name:	Igor DaCruz	Name:	Patricia L Bitar
Title:	Vice President	Title:	Chief Financial Officer

[signature page of Second Amendment to Amended and Restated Loan and Security Agreement]